SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 28, 2013

BIOTIME, INC.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 8 - Other Events

Item 8.01 - Other Events.

On October 28, 2013 BioTime announced changes to the organization and management of its research products business. The research products business will be consolidated into a new ESI BIO Division which shall be BioTime’s primary developer, manufacturer and distributor for its growing portfolio of stem-cell-based research products.  This new division now includes BioTime’s Singapore subsidiary ES Cell International Pte Ltd. which has developed six lines of research and clinical grade embryonic stem cells, and also includes BioTime’s PureStem™ human embryonic progenitors, HyStem® hyaluronan-based hydrogels, stem cell differentiation and reprogramming kits, and cell culture reagents.

This consolidation of research products in the ESI BIO Division will allow for a more focused approach on the development, manufacture and marketing of BioTime’s research products portfolio.  Jeffrey Janus, BioTime’s Vice President of Sales and Marketing, will manage ESI BIO and will take on the added role as the Chief Executive Officer of ES Cell International Pte. Ltd.

BioTime’s subsidiary LifeMap Sciences, Inc. will continue to use its BioReagents website to market BioTime’s PureStem™ line of progenitor cells and reagents, as well as any new research products developed or acquired by the ESI BIO Division.  However, ESI BIO will take on a larger role in managing the LifeMap BioReagents website.  ESI BIO also plans to develop a new database product in conjunction with BioTime’s LifeMap Sciences, Inc. subsidiary.  LifeMap Sciences will assist in setting up a new website platform for marketing the new database. The Glycosan website will be discontinued and the HyStem® hydrogels will be marketed and distributed through ESI BIO.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated October 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	October 28, 2013	By:	/s/ Michael D. West
Chief Executive Officer

Exhibit Number	Description
99.1	Press Release dated October 28, 2013.

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